ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20080571991-52
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/27/2008 1:50 PM
	Entity Number C461-2005

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Red Lake Exploration, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

1. Article I of the Articles of Incorporation is hereby deleted and the following shall appear in its place: The name of the Corporation is Red Metal Resources Ltd.
2. Section 4.01 of Article IV of the Articles of Incorporation of the corporation is hereby deleted and the following shall appear in its place: Section 4.01 Number and Class. The amount of the total authorized capital stock of this corporation is Five Hundred Million (500,000,000) shares with a par value of $0.001 designated as Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:. 80.7%

4. Effective date of filing: (optional) (must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Caitlin Jeffs President, CEO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.